January 29, 1999


The Board of Directors
Network Event Theater, Inc.
529 Fifth Avenue
New York, New York 10017

Dear Sirs:

         We are acting as counsel to Network Event Theater, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 with exhibits thereto (the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations thereunder, relating to the registration of 850,000 shares (the "Shares") of the Company's common stock, par value $.01 per share, issuable by the Company pursuant to the Network Event Theater, Inc. 1997 Stock Option Plan (the "1997 Plan") and the Network Event Theater, Inc. 1996 Stock Option Plan (the "1996 Plan" and, together with the 1997 Plan, the "Plans").

         As such counsel, we have participated in the preparation of the Registration Statement and have reviewed the corporate minutes relating to the issuance of the Shares pursuant to the Plans and have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements and instruments relating to the Company and certificates of public officials and of representatives of the Company.

         Based upon, and subject to, the foregoing, we are of the opinion that the Shares are duly authorized and, upon exercise in accordance with the terms of the applicable Plan against payment of the exercise price therefor, and upon compliance with applicable securities laws, will be, assuming no change in the applicable law or pertinent facts, validly issued, fully paid and non-assessable.

         The foregoing opinion relates only to matters of the General Corporation Law of the State of Delaware and does not purport to express any opinion on the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                   Very truly yours,


                                   /s/ Proskauer Rose LLP
                                   Proskauer Rose LLP